UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No. 2)

Hyperion Solutions Corp.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

44914M104
(CUSIP Number)

April 1, 2001
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ X ]	Rule 13d-1(b)
[     ]  	Rule 13d-1(c)
[     ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No.	44914M104

1.	                	NAME OF REPORTING PERSONS
                             I.R.S. Identification Nos. of above
persons (entities only).
		Nevis Capital Management, Inc.
		52-1740975

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				0
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				0
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				0

8.		SHARED DISPOSITIVE POWER:
				0

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		0

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		0%

12.		TYPE OF REPORTING PERSON:
		CO


CUSIP No.	44914M104

1.               	NAME OF REPORTING PERSONS
                             I.R.S. Identification Nos. of above
persons (entities only).
		Nevis Capital Management LLC
		52-2305075

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				0
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				2,030,867
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				0

8.		SHARED DISPOSITIVE POWER:
				2,030,867

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		2,030,867

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		6.3%

12.		TYPE OF REPORTING PERSON:
		IA


CUSIP No.	44914M104

1.                	NAME OF REPORTING PERSONS
                             I.R.S. Identification Nos. of above
persons (entities only).
		Jon C. Baker

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				0
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				2,030,867
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				0

8.		SHARED DISPOSITIVE POWER:
				2,030,867

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		2,030,867

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		6.3%

12.		TYPE OF REPORTING PERSON:
		IN


CUSIP No.	44914M104

1.             	NAME OF REPORTING PERSONS
                             I.R.S. Identification Nos. of above
persons (entities only).
		David R. Wilmerding, III

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				0
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				2,030,867
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				0

8.		SHARED DISPOSITIVE POWER:
				2,030,867

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		2,030,867

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		6.3%

12.		TYPE OF REPORTING PERSON:
		IN

















ITEM 1.
	(a)	Name of Issuer:
		Hyperion Solutions Corp.
		(b)	Address of Issuer's Principal Executive Offices:
			1344 Crossman Ave.
			Sunnyvale, CA  94089
ITEM 2.
	(a)	Name of Person Filing:
		NEVIS CAPITAL MANAGEMENT, INC. ("Nevis")
		NEVIS CAPITAL MANAGEMENT LLC ("Nevis LLC")
		Jon C. Baker ("Baker")
		David R. Wilmerding, III ("Wilmerding")
	(b)	Address of Principal Business Office or, if none, Residence:
		Nevis, Nevis LLC, Baker and Wilmerding - 1119 St. Paul St.,
Baltimore MD  21202
	(c)	Citizenship:
		Nevis - MARYLAND
		Nevis LLC - MARYLAND
		Baker and Wilmerding - USA
	(d)	Title of Class of Securities:
		COMMON STOCK
(e)	CUSIP Number:
44914M104

ITEM 3.	If this statement is filed pursuant to Sections 240.13d-1(b)
or 240.13d-2(b) or (c), check whether the person filing is a:
Nevis LLC:
	(a)	[     ]	Broker or dealer registered under Section 15
of the Act (15 U.S.C. 78o).
	(b)	[     ]	Bank as defined in Section 3(a)(6) of the
Act (15 U.S.C. 78c).
	(c)	[     ]	Insurance company as defined in Section 3(a)(19)
of the Act (15 U.S.C. 78c).
(d)          [     ]	Investment company registered under Section 8 of
the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	    	[ X ]	An investment adviser in accordance with
Section 240.13d-1(b)(1)(ii)(E);
(f)           [    ]	An employee benefit plan or endowment fund in
accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)	[     ]	A parent holding company or control
person in accordance with Section 240.13d-1(b)(1)(ii)(G);
(h)	[     ]	A savings associations as defined in Section 3(b)
of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[     ]	A church plan that is excluded from the definition of
an investment company under Section 3(c)(14) of the
Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	[     ]	Group, in accordance with
Section 240.13d-1(b)(1)(ii)(J).
For Baker and Wilmerding:
	(a)	[     ]	Broker or dealer registered under Section 15
of the Act (15 U.S.C. 78o).
	(b)	[     ]	Bank as defined in Section 3(a)(6) of the
Act (15 U.S.C. 78c).
	(c)	[     ]	Insurance company as defined in Section 3(a)(19) of
the Act (15 U.S.C. 78c).
(d)          [     ]	Investment company registered under Section 8 of
the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)    	[     ]	An investment adviser in accordance with
Section 240.13d-1(b)(1)(ii)(E);
(f)           [     ]	An employee benefit plan or endowment fund in
accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)	[ X ]	A parent holding company or control person in accordance
with Section 240.13d-1(b)(1)(ii)(G);
(h)	[     ]	A savings associations as defined in Section 3(b)
of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[     ]	A church plan that is excluded from the definition of an
investment company under Section 3(c)(14) of the
Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	[     ]	Group, in accordance with
Section 240.13d-1(b)(1)(ii)(J).
ITEM 4.	Ownership
(a)	Amount Beneficially Owned:
Nevis:	0
Nevis LLC, Baker and Wilmerding:  2,030,867
(b)	Percent of Class:
Nevis:	0%
Nevis LLC, Baker and Wilmerding:  6.3%
	(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct vote:
Nevis:  		0
Nevis LLC:	0
Baker: 		0
Wilmerding:  	0
(ii)	shared power to vote or to direct the vote:
Nevis:  		0
Nevis LLC:	2,030,867
Baker and Wilmerding:  2,030,867
(iii)	sole power to dispose or to direct the disposition of:
Nevis:  		0
Nevis LLC:	0
Baker:  		0
Wilmerding:  	0
(iv)	shared power to dispose or to direct the disposition:
Nevis:  		0
Nevis LLC:	2,030,867
Baker and Wilmerding:  2,030,867

Item 5.  Ownership of Five Percent or Less of a Class
Nevis reports that it currently owns no shares of Hyperion Solutions Corp. since all of its advisory contracts were transferred to Nevis LLC on April 1, 2001.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not Applicable

Item 8.  Identification and Classification of Members of the Group
	Not Applicable

Item 9.  Notice of Dissolution of Group
	Not Applicable


Item 10.  Certification
(a)	The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	05-17-01
------------------------------
	Date
Nevis Capital Management, Inc.

By: /s/ David R. Wilmerding, III
----------------------------------------
David R. Wilmerding, III, President



	05-17-01
------------------------------
	Date
Nevis Capital Management LLC

By: /s/ David R. Wilmerding, III
----------------------------------------
David R. Wilmerding, III, Managing Member



	05-17-01
------------------------------
Date

 /s/ Jon C. Baker
------------------------------
      Jon C. Baker



	05-17-01
------------------------------
	Date

 /s/ David R. Wilmerding, III
------------------------------------
      David R. Wilmerding, III







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